Exhibit 99.1

Southern Peru Copper Corporation Starts the
Modernization Project of Its Ilo Smelter

Lima, July 21, 2003 — Southern Peru Copper Corporation (SPCC) (NYSE: PCU and LSE: PCU1), has selected the technology and engineering firm to start the capital investment project at its Ilo smelter.  The project will improve copper production and capture more than 92% of SO2 by 2007, thus fully complying with the PAMA (Environmental Management and Compliance Program), approved by the Peruvian Government.

During the past decade, SPCC has invested more than $309 million in environmental projects.  SPCC has already fulfilled 31 of the 34 mitigation measures included in the PAMA.  In November 2002, the Peruvian government approved the completion of all the PAMA’s commitments related to SPCC’s operations in Cuajone and Toquepala.  The three pending measures are for operations in Ilo.

The Ilo smelter project represents a very important investment for the Company and for the city of Ilo.  Since the inception of the PAMA and through the evaluation period of the project, SPCC has invested more than $88 million.

SPCC received several proposals from international engineering and construction firms and has completed its evaluation.  Fluor-Xstrata has offered the best proposal considering the technical, construction and financial of this expansion and modernization project of the Ilo smelter.

The project will be developed in two or three phases, depending on the evolution of international copper markets, in order to assure, during the first, the commitment of complying with capturing 92% of SO2, and, subsequently achieve the increase of production.  This has been put into consideration of the Ministry of Energy and Mines.

The selected proposal meets with SPCC’s requirements, which are the use of proven technology, that will not only provide good economic returns but also comply with the current environmental regulations.  It is estimated that the construction of the project will take no more than 36 months and it will be completed before January 2007, the deadline established in the PAMA.

The Ilo smelter modernization project is part of the Company’s $1 billion capital investment program.  SPCC’s President and General Director, Eng. Oscar Gonzalez Rocha, announced “the Company is a responsible organization that complies with its environmental commitments, and the selected technology meets the requirements of the PAMA, agreed to with the Peruvian Government in 1997.  He also stated that “SPCC will complete the project by January 2007 the deadline originally imposed for the modernization of the Plant ”.

The Company has an approved program to issue in Peru up to $750 million in bonds, of which $199 million have already been issued in the country. This one and other financing sources are under consideration by SPCC.

While the project goes on, SPCC will continue operating the Supplementary Control Program (SCP), which is a voluntary effort under which smelter production is curtailed during periods of adverse weather conditions. This program has contributed to improve the quality of air in Ilo.

With the decision to start the project, a letter of intent has been signed with  Flour-Xstrata to immediately proceed with the basic engineering, which will detail the project and the cost of the investment, after which construction will commence.

Eng. Oscar Gonzalez Rocha pointed out that “the decision to continue with the investment is a sign of confidence in the economic stability of the country, and in the potential of Peruvian mining to contribute to the development and welfare of the population, in particular those living in proximity to the mining operations. Mining is the activity with the largest investment volume in Peru, that is why I trust that governmental authorities will positively respond to this effort of the sector”